Delisting Determination, The Nasdaq Stock Market, LLC, September 20, 2024. Talis Biomedical Corporation.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Talis Biomedical Corporation, effective at the opening of the trading session on September 30, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5101.
The Company was notified of the Staff determination on August 22, 2024. The Company did not appeal the Staff determination to the Hearings
Panel. The Company securities were suspended on September 3, 2024.
The Staff determination to delist the Company securities became final on September 3, 2024.